CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 27, 2012, relating to the financial statements and financial highlights which appear in the February 29, 2012 Annual Reports to Shareholders of JPMorgan California Municipal Money Market Fund, JPMorgan Current Yield Money Market Fund, JPMorgan Federal Money Market Fund, JPMorgan New York Municipal Money Market Fund, JPMorgan Prime Money Market Fund, JPMorgan Tax Free Money Market Fund and JPMorgan 100% U.S. Treasury Securities Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 27, 2012